Mail Stop 4-7

      March 30, 2005


Via U.S. Mail and Fax (801) 333-8589
Douglas W. Fry
President and Director
Autostrada Motors, Inc.
235 W. 500 South
Salt Lake City, Utah 84101

	RE:  	Autostrada Motors, Inc.
		Form 10-SB
		Filed December 14, 2004
      File No. 0-51075

Dear. Mr. Fry:

	We have completed our review of your Form 10 and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director










cc:	Bradley C. Burningham
	Via Fax: (801) 355-7126